EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of DOBI Medical International, Inc. and Subsidiary on Form SB-2 of our report dated February 13, 2006, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements and related consolidated financial statements of operations, stockholders’ equity and cash flows of DOBI Medical International, Inc. and Subsidiary as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
May 24, 2006